Exhibit 97.1

BOYD GAMING CORPORATION

COMPENSATION RECOUPMENT POLICY

Effective October 2, 2023

I.	Scope and Application

The Board of Directors (the “Board”) of Boyd Gaming Corporation (together with its subsidiaries, the “Company”) believes it is desirable and in the best interests of the Company and its stockholders to maintain and enhance a culture that is focused on integrity and accountability and that discourages conduct detrimental to the Company’s sustainable growth. Therefore, in the event of any required accounting restatement of the financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall recover reasonably promptly from any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 303A.14 of the NYSE’s listing standards, of the Company (each, a “Covered Person”) and any other employee of the Company who holds the title of Senior Vice President or above, as designated by the General Counsel after consultation with the Chief Executive Officer, the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below). This Policy shall be effective as of October 2, 2023 (the “Effective Date”). For purposes of this Policy, “Executive Officers” are the same group of officers who have been identified as “Officers” for purposes of Section 16 of the Exchange Act.

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a “financial reporting measure,” which means a measure that is determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including, for example, but not limited to EBITDA, Adjusted EBITDA, EBITDAR, Adjusted EBITDAR, adjusted EBITDAR growth, adjusted earnings and net revenue growth. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

For purposes of this Policy, “Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation received on or after the Effective Date of this Policy set forth above by a Covered Person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and

(ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

II.	Recoupment

The amount of Incentive-Based Compensation that must be recovered from a Covered Person pursuant to this policy is the amount of Recoverable Incentive-Based Compensation received by a Covered Person that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For Recoverable Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the New York Stock Exchange (the “NYSE”). For the purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

In the event of a Restatement, the Company may, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Incentive-Based Compensation, which may include, but is not limited to, to the extent permitted by applicable law and to the extent such manner of recovery would be considered reasonably prompt as determined by the General Counsel: (i) offsetting the amount from any compensation owed by the Company to the affected Executive Officer (including, without limitation, amounts payable under a deferred compensation plan at such time as is permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder); (ii) reducing or eliminating future salary increases, cash incentive awards or equity awards payments; or (iii) requiring the affected Executive Officer to pay the amount to the Company upon the Company’s written demand for such payment. If the Company agrees to recover the Erroneously Awarded Incentive-Based Compensation pursuant to item (iii) in this paragraph, recovery must be initiated within 90 days of such determination unless the General Counsel agrees another timeframe for recovery is appropriate and is still considered reasonably prompt.

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Persons unless the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation and provide such documentation to the NYSE; (ii) recovery would violate home country law where that law was adopted prior to November 28, 2022, or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

III.	Enforceability; No Indemnification

In no event will the Company indemnify any Covered Person for any amounts that are recovered under this Policy. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy. Amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2022 include, for the Chief Executive Officer and the Chief Financial Officer of the Company, (i) any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission and (ii) any profits realized from the sale of securities of the issuer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission.

The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Person, except that the Company shall not apply one or more policies to recoup funds from a Covered Person more than once for the same event or series of events. If a Covered Person fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

The terms of this Policy shall be binding and enforceable against all Covered Persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Each Covered Person shall sign and return to the Company the Acknowledgement Form attached hereto, pursuant to which the Covered Person agrees to be bound by, and to comply with, the terms and conditions of this Policy.

This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Section 303A.14 of the NYSE Listed Company Manual and any related rules or regulations adopted by the Securities and Exchange Commission or the NYSE (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.

IV.	Administration and Enforcement

The Board of Directors has designated the Compensation Committee (the “Committee”), through the General Counsel’s office, for the implementation, administration and enforcement of this Policy, provided, however, that notwithstanding any provision of this Policy that is inconsistent with, or contrary to the Committee’s scope of authority shall not be included in this Policy’s scope of enforcement or otherwise overseen by the Company’s management unless so directed by the Committee. Any violations of this Policy shall be reported to the Company’s General Counsel and Compliance Officer.

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ACKNOWLEDGEMENT AND AGREEMENT

I acknowledge that I have read the Boyd Gaming Corporation Compensation Recoupment Policy. In consideration of my continued employment with Boyd Gaming Corporation, I agree that all Incentive-Based Compensation earned or paid to me after October 2, 2023, including, without limitation, all equity awards so earned or granted to me, will be subject to the terms and conditions of such Compensation Recoupment Policy, as amended from time to time. Further, by signing below, I agree to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

Signature           ______________________________

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